                                   EXHIBIT 2





                            ASSET PURCHASE AGREEMENT

                                    BETWEEN

                        AMERICAN CONSUMER PRODUCTS, INC.

                                     SELLER

                                      AND

                           PAWTUCKET FASTENERS, L.P.

                                     BUYER


                             DATED:  JUNE 23, 1995

                               TABLE OF CONTENTS


ARTICLE                                                              PAGE
- -------                                                              ----


          I      TRANSFER AND SALE OF ASSETS  . . . . . .  . . . . .   1

                 1.1.        Transfer of Assets . . . . .  . . . . .   1

         II      ASSUMPTION OF CERTAIN LIABILITIES  . . .  . . . . .   4

                 2.1.        Liabilities Being Assumed  .  . . . . .   4
                 2.2.        Shared Liabilities . . . . .  . . . . .   4
                 2.3.        Liabilities Not Being Assumed . . . . .   5

         III     CLOSING  . . . . . . . . . . . . . . . .  . . . . .   5

                 3.1.        Closing  . . . . . . . . . .  . . . . .   5
                 3.2.        Instruments of Conveyance and Transfer
                               and Other Deliveries at Closing by
                               Seller . . . . . . . . . . . . . . . .  5
                 3.3.        Instruments of Assumption and Other
                               Deliveries at Closing by Buy . . . . .  7
                 3.4.        Right to Possession  . . . . . . . . . .  8

         IV      PURCHASE PRICE . . . . . . . . . . . . . . . . . . .  8

                 4.1.        Consideration  . . . . . . .   . . . . .  8
                 4.2.        Initial Payment  . . . . . . . . . . . .  8
                 4.3.        Determination of Initial Payme . . . . .  8
                 4.4.        Audit  . . . . . . . . . . . . . . . . .  9
                 4.5.        Settlement . . . . . . . . . . . . . . . 10
                 4.6.        Apportionment of Charges . . . . . . . . 11
                 4.7.        Allocation of Purchase Price . . . . . . 11

         V       REPRESENTATIONS AND WARRANTIES OF SELLER . . . . . . 11

                 5.1.        Organization; Good Standing;
                              Qualification and Power  . . . . . . . .11
                 5.2.        Authority  . . . . . . . . . . . . . . . 11
                 5.3.        No Violation . . . . . . . ... . . . . . 12
                 5.4.        Financial Statements . . . . . . . . . . 12
                 5.5.        Absence of Undisclosed Liabilities . . . 12

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ARTICLE                                                                    PAGE
- -------                                                                    ----

                 5.6.        Absence of Changes . . . . . . . . . . . . . . 13
                 5.7.        Assets   . . . . . . . . . . . . . . . . . . . 15
                 5.8.        Real Property Leases  . . . . . .. . . . . . . 15
                 5.9.        Equipment .  . . . . . . . . . . . . . . . . . 16
                 5.10.       Inventory . . . . . . . . . . . . . . . . . . .16
                 5.11.       Personal Property Leases . . . . . . . . . . . 16
                 5.12.       Agreements . . . . . . . . . . . . . . . . . . 16
                 5.13.       Litigation . . . . . . . . . . . . . . . . . . 18
                 5.14.       Compliance; Governmental Authorization . . . . 18
                 5.15.       Labor Relations; Employees . . . . . . . . . . 19
                 5.16.       Employee Benefit Plans . . . . . . . . . . . . 19
                 5.17.       Customers and Suppliers  . . . . . . . . . . . 20
                 5.18.       Disclosure . . . . . . . . . . . . . . . . . . 20
                 5.19.       Brokers  . . . . . . . . . . . . . . . . . . . 20
                 5.20.       Tax Matters  . . . . . . . . . . . . . . . . . 20
                 5.21.       Assigned Contracts . . . . . . . . . . . . . . 21
                 5.22.       Lender Consents  . . . . . . . . . . . . . . . 21
                 5.23.       Miscellaneous  . . . . . . . . . . . . . . . . 21

         VI      REPRESENTATIONS AND WARRANTIES OF BUYER  . . . . . . . . . 21

                 6.1.        Organization, Good Standing and Power. . . . . 22
                 6.2.        Authority  . . . . . . . . . . . . . . . . . . 22
                 6.3.        No Violation . . . . . . . . . . . . . . . . . 22
                 6.4.        No Financing Condition . . . . . . . . . . . . 22
                 6.5.        Brokers  . . . . . . . . . . . . . . . . . . . 22
                 6.6.        Employees  . . . . . . . . . . . . . . . . . . 22
                 6.7.        Litigation . . . . . . . . . . . . . . . . . . 23

         VII     COVENANTS OF SELLER  . . . . . . . . . . . . . . . . . . . 23

                 7.1.        Conduct of Business Until Closing Date . . . . 23
                 7.2.        Access to Properties and Records . . . . . . . 24
                 7.3.        Advise of Changes  . . . . . . . . . . . . . . 24
                 7.4.        Conduct  . . . . . . . . . . . . . . . . . . . 24
                 7.5.        Post Closing Financial Information . . . . . . 24
                 7.6.        Lease Repairs  . . . . . . . . . . . . . . . . 25

         VIII    COVENANTS OF BUYER . . . . . . . . . . . . . . . . . . . . 25

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ARTICLE                                                             PAGE
- -------                                                             ----
                 8.1.        Cooperation  . . . . . . . .  . . . . . 25

         IX      CONDITIONS TO OBLIGATIONS OF SELLER  . .  . . . . . 25

                 9.1.        Authorization  . . . . . . .  . . . . . 25
                 9.2.        Payment and Closing Documents   . . . . 25
                 9.3.        Accuracy of Representations and
                               Warranties . . . . . . . .  . . . . . 25
                 9.4.        Performance of Agreements  . . .. . . . 28

         X       CONDITIONS TO OBLIGATIONS OF BUYER . . . . . . .. . 26

                 10.1.       Authorization  . .. . . . . . . . . . . 26
                 10.2.       Closing Documents  . . . . .  . . . . . 26
                 10.3.       Accuracy of Representations and
                               Warranties . . . . . . . .  . . . . . 26
                 10.4.       Performance of Agreements  .  . . . . . 26

         XI      OTHER COVENANTS AND AGREEMENTS . . . . .  . . . . . 26

                 11.1.       Sales Service Contract . . .  . . . . . 26
                 11.2.       Retention of, and Access to, Records . .27
                 11.3.       Covenant Not to Compete or to
                               Solicit or Terminate Employees . . . .27
                 11.4.       Escrow Agreement . . . . . .  . . . . . 28
                 11.5.       Employees Benefits . . . . .  . . . . . 28
                 11.6.       Accounts Receivable  . . . .  . . . . . 28
                 11.7.       Further Assurances . . . . .  . . . . . 28
                 11.8.       Bulk Sales Law . . . . . . .  . . . . . 29
                 11.9.       Phoenix Facility . . . . . .  . . . . . 29
                 11.10.      Data Processing Services . .  . . . . . 29
                 11.11.      PMI Agreement  . . . . . . .. . . . . . 29
                 11.12.      Make Records Available . . .  . . . . . 29

         XII     SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION . . . .29

                 12.1.       Survival of Representations   . . . . . 29
                 12.2.       Indemnification  . . . . . .. . . . . . 29
                 12.3.       Conditions of Indemnification

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ARTICLE                                                                    PAGE
- -------                                                                    ----
                               Generally  . . . . . . . . . . . . . . . . . 31
                 12.4.       Conditions of Indemnification for
                               Third Party Claims . . . . . . . . . . . . . 32

         XIII    TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . 33

                 13.1.       Termination  . . . . . . . . . . . . . . . . . 33

         XIV     DISPUTE RESOLUTION . . . . . . . . . . . . . . . . . . . . 34

                 14.1.       Arbitration  . . . . . . . . . . . . . . . . . 34
                 14.2.       Demand for Arbitration . . . . . . . . . . . . 34
                 14.3.       Qualifications . . . . . . . . . . . . . . . . 34
                 14.4.       Decisions Final  . . . . . . . . .   . . . . . 34
                 14.5.       Compensation of Arbitrator . . . . . . . . . . 34
                 14.6.       Performance to Continue  . . . . . . . . . . . 35
                 14.7.       Agreement Controlling  . . . . . . . . . . . . 35

         XV      MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . 35

                 15.1.       Expenses; Transfer Taxes . . . . . . . . . . . 35
                 15.2.       Parties in Interest  . . . . . . . . . . . . . 35
                 15.3.       Entire Agreement; Amendments . . . . . . . . . 35
                 15.4.       Headings . . . . . . . . . . . . . . . . . . . 36
                 15.5.       Notices  . . . . . . . . . . . . . . . . . . . 36
                 15.6.       Counterparts . . . . . . . . . . . . . . . . . 37
                 15.7.       Governing Law  . . . . . . . . . . . . . . . . 37
                 15.8.       Waivers  . . . . . . . . . . . . . . . . . . . 37
                 15.9.       No Disclosure of Agreement; Press
                               Releases . . . . . . . . . . . . . . . . . . 38
                 15.10.      Definition of Knowledge  . . . . . . . . . . . 38

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                             INDEX OF DEFINED TERMS


Andersen  . . . . . . . . . . . . . . . . . . . . . . . . . .  9
Arbitrator  . . . . . . . . . . . . . . . . . . . . . . . . . 10
Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
Assigned Contracts  . . . . . . . . . . . . . . . . . . . . .  2
Assumed Obligations . . . . . . . . . . . . . . . . . . . . .  4
Audited Inventory Schedule  . . . . . . . . . . . . . . . . .  9
Basket  . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
Bill of Sale, Assignment and Assumption Agreement . . . . . .  6
Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
Buyer's Notice  . . . . . . . . . . . . . . . . . . . . . . . 10
Closing . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
Closing Assumed Obligations Schedule  . . . . . . . . . . .  . 9
Closing Assumed Obligations Value . . . . . . . . . . . . . . 10
Closing Date  . . . . . . . . . . . . . . . . . . . . . . . .  5
Closing Inventory Value . . . . . . . . . . . . . . . . . . . 10
Code  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
Damages . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
Data Processing Services Agreement  . . . . . . . . . . . . . 32
Encumbrances  . . . . . . . . . . . . . . . . . . . . . . . . 16
Environmental Laws  . . . . . . . . . . . . . . . . . . . . . 21
Equipment . . . . . . . . . . . . . . . . . . . . . . . . . .  1
ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
Escrow Agent  . . . . . . . . . . . . . . . . . . . . . . . . 31
Escrow Agreement  . . . . . . . . . . . . . . . . . . . . . . 31
Excluded Assets . . . . . . . . . . . . . . . . . . . . . . .  3
Excluded Obligations  . . . . . . . . . . . . . . . . . . . .  5
Financial Statements  . . . . . . . . . . . . . . . . . . . . 13
Hazardous Substance . . . . . . . . . . . . . . . . . . . . . 20
Indemnifying Party  . . . . . . . . . . . . . . . . . . . . . 34
Initial Assumed Obligations Value . . . . . . . . . . . . . .  9
Initial Inventory Value . . . . . . . . . . . . . . . . . . .  8
Initial Payment . . . . . . . . . . . . . . . . . . . . . . .  8
Inventory . . . . . . . . . . . . . . . . . . . . . . . . . .  2
Inventory Schedule  . . . . . . . . . . . . . . . . . . . . .  9
Lease . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
Leases  . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
LGCD  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
McDonald  . . . . . . . . . . . . . . . . . . . . . . . . . . 22
Overstock Inventory . . . . . . . . . . . . . . . . . . . . .  2
Party to be Indemnified . . . . . . . . . . . . . . . . . . . 34

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Phoenix Sublease  . . . . . . . . . . . . . . . . . . . . . . 32
Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
PMI . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
PMI Agreement . . . . . . . . . . . . . . . . . . . . . . . . 32
Prepaid Expenses  . . . . . . . . . . . . . . . . . . . . . .  2
Property  . . . . . . . . . . . . . . . . . . . . . . . . . . 17
Proposed Adjustments  . . . . . . . . . . . . . . . . . . . . 10
Purchase Price  . . . . . . . . . . . . . . . . . . . . . . .  8
Racks . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
Sales Service Contract  . . . . . . . . . . . . . . . . . . . 29
Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
Sharon  . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
Sharon Business . . . . . . . . . . . . . . . . . . . . . . .  1
Shared Liabilities  . . . . . . . . . . . . . . . . . . . . .  4

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                               INDEX TO EXHIBITS
                               -----------------
SECTION AND EXHIBIT                    DESCRIPTION
- -------------------                    -----------
         3.2(a)             Bill of Sale, Assignment and Assumption of Agreement

         3.2(c)             Opinion of Seller's Counsel

         3.2(k)             Estoppel Letters/Agreements from Lessors

         3.3(c)             Opinion of Buyer's Counsel

         4.4(a)             Andersen Audit Report

         4.4(b)             Indemnification Letter

         5.4                Andersen Letter

         5.15               Personnel Policies

         7.5(b)             Seller's Certificates

         7.5(c)             Andersen Letter (Post Closing Financials)

         7.6                Lease Repairs

         11.1               Sales Service Contracts

         11.4               Escrow Agreement

         11.9               Phoenix Agreement

         11.10              Data Processing Services Agreement

         11.11              PMI Agreement

         15.3               Phoenix Letter Agreement

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                               INDEX TO SCHEDULES
                               -------------------
SECTION AND SCHEDULE              DESCRIPTION
- --------------------              -----------



         1.1(a)                   Leases

         1.1(d)                   Prepaid Expenses

         1.1(e)                   Proprietary Assets

         1.1(f)                   Assigned Contracts

         1.1(g)                   Assigned Books, Records and Files

         1.2(a)                   Excluded Computer Hardware and Software

         1.2(b)                   Excluded Inventory

         1.2(i)                   Other Excluded Assets

         2.1(a)                   Assumed Obligations

         4.1                      Valuation of Inventory

         4.7                      Allocation of Purchase Price

         5.3                      Exceptions to Compliance

         5.4                      Other Financial Statements

         5.5                      Undisclosed Liabilities Exceptions

         5.6                      Absence of Changes Exceptions

         5.7                      Encumbrances to Title

         5.8                      Real Property Leases

         5.9                      Customer Racks by Locations

         5.10                     Inventory by Location

         5.11                     Personal Property Leases

         5.12                     Agreements

         5.13                     Litigation

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         5.14                    Hazardous Substances

         5.14(b)                 Reports

         5.15                    Employees, Salaries and Benefits

         5.16                    Employee Benefit Plans

         5.17                    Customers and Suppliers

         5.23                    Miscellaneous Materials


         11.3                    Employees Not to be Terminated by Seller

     ASSET PURCHASE AGREEMENT, dated June 23, 1995, by and between AMERICAN CONSUMER PRODUCTS, INC., a Delaware corporation ("Seller"), and PAWTUCKET FASTENERS, L.P., a Rhode Island limited partnership ("Buyer").

                                    PURPOSE
                                    -------

     Seller's Sharon Fastener Company Division ("Sharon") is engaged in the business of sourcing, packaging, distributing and marketing a complete line of fasteners which it sells directly to retail outlets across the United States (the "Sharon Business"). This Agreement sets forth the terms upon which Seller is selling to Buyer, and Buyer is purchasing from Seller, substantially all of the properties and assets used in the Sharon Business and owned by Seller specified in Article I hereof, subject to the assumption by Buyer of certain liabilities specified in Article II hereof.

     NOW THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained herein, intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I
                          TRANSFER AND SALE OF ASSETS
                          ---------------------------

     1.1. TRANSFER OF ASSETS. On the terms hereinafter set forth, at the Closing (as hereinafter defined), Seller shall sell, convey, transfer and assign to Buyer and Buyer shall purchase from Seller, for the aggregate purchase price set forth in Article IV hereof, the following assets and property (the "Assets"):

         (a) all of Seller's rights under the leases listed on Schedule 1.1(a) attached hereto pursuant to which Seller leases real property or personal property (singularly a "Lease" and collectively the "Leases");

         (b) all of Seller's machinery, equipment, furniture, fixtures, office and computer (hardware and software) equipment, leasehold improvements, fastener racks at customers (the "Racks"), vehicles and other tangible personal property substantially used in the Sharon Business other than those items disposed of in the ordinary course of the business prior to the Closing Date, but including such items as are acquired prior to the Closing Date (the "Equipment");

         (c) all of Seller's Sharon Business inventory (other than the inventory listed on Schedule 1.2(b)), including inventory that is more than thirty six (36) months of usage or inventory with no shipments in the twelve (12) full fiscal months prior to the Closing Date (collectively, "Overstock Inventory"), and that as of the Closing

        Date is either (i) on hand, or (ii) the title to which has passed to Seller, or (iii) the payment for which has been made by Seller, together with any prepaid broker charges, duty and freight thereon (the "Inventory");

                 (d) prepaid expenses, security deposits on the Leases and other advances, escrows and deposits, if any, which relate to the Assets, as listed on Schedule 1.1(d) attached hereto other than amounts as may be used or consumed prior to the Closing Date, but including such amounts as may be paid prior to the Closing Date (the "Prepaid Expenses");

                (e) all of Seller's Sharon Business telephone numbers, patents, trademarks and trade names, trademark and trade name registrations, service marks and service mark registrations, copyrights and copyright registrations, the applications therefor and the licenses and franchises, in each case listed on Schedule 1.1(e) attached hereto, and all of Seller's Sharon Business trade secrets, technology, processes, know-how, inventions, designs, drawings, patterns, royalties, privileges, permits and all other similar intangible personal property owned by Seller;

                (f) all of Seller's rights under all contracts, agreements, licenses, sales orders, purchase orders, leases, permits and other commitments relating to the Assets or to the Sharon Business of Seller, including those which are described on Schedule 1.1(f) attached hereto (the "Assigned Contracts");

                (g)  all books, records and files of Seller described on
         Schedule 1.1(g) attached hereto;

                (h) all rights of Seller, if any, in and to insurance and indemnity claims relating to the Assets or the Assumed Obligations (as hereinafter defined);

                (i) all Sharon Business stationery, purchase orders, forms, invoices, labels, shipping materials, catalogues, brochures, marketing art work, photographs and advertising, merchandising and display materials;

                (j) all rights to the name "Sharon Fastener Company" and any name or names used by Seller other than Cole Consumer

         Products and American Consumer Products (or any derivative of either) in the conduct of the Sharon Business; and

                (k) all of Seller's other Sharon Business assets not heretofore described in items (a) through (j) above, other than the Excluded Assets (as hereinafter defined).

                1.2. EXCLUDED ASSETS. Anything contained in Section 1.1 hereof to the contrary notwithstanding, the following assets and properties of Seller are specifically excluded from the Assets, and shall be retained by Seller (the "Excluded Assets"):

                (a) the computer hardware and software described on Schedule 1.2(a) attached hereto;

                (b)  the inventory described on Schedule 1.2(b) attached hereto;

                (c)  all accounts receivable of Seller;

                (d) all cash on hand, including bank accounts and temporary cash or other investments;

                (e) claims for refunds of taxes and other governmental charges for periods ending on or prior to the Closing Date and, appropriately prorated as of the Closing Date, for periods commencing on or prior to the Closing Date and ending after the Closing Date;

                (f) claims or rights against third parties relating to liabilities or obligations that are not assumed by Buyer hereunder;

                (g)  prepaid insurance;

                (h) all books, records and files of Seller, whether or not related to or used in the operation of the Sharon Business, other than those identified on Schedule 1.1(g) attached hereto; and

                (i) any other assets, whether or not used in or relating to the Sharon Business, described on Schedule 1.2(i) hereto.

                                   ARTICLE II
                       ASSUMPTION OF CERTAIN LIABILITIES
                       ---------------------------------

                   2.1. LIABILITIES BEING ASSUMED. Except as otherwise provided herein and subject to the terms and conditions of this Agreement, simultaneously with the transfer, conveyance and assignment to Buyer of the Assets, Buyer shall assume, honor, pay and discharge (when and as they become due and payable) the following liabilities and obligations, and only the following liabilities and obligations, of Seller (the "Assumed Obligations"):

                (a) those liabilities and obligations set forth in Schedule 2.1(a) attached hereto;

                (b) those liabilities and obligations incurred or arising from events occurring or conditions existing after the Closing under the Assigned Contracts to the extent they are effectively assigned and transferred to Buyer pursuant to Section 1.1(f) hereof; and

                (c) those liabilities and obligations of Seller under and with respect to the Leases, other than the responsibility to make any lease payments or to perform any obligations due prior to the Closing Date.

                2.2. SHARED LIABILITIES. The following liabilities and obligations relating to the Sharon Business and the Assets (the "Shared Liabilities") shall not be subject to the Basket as defined in Section 12.2(a) below and shall be shared pro rata between Buyer and Seller as follows:

                (a) UTILITIES. With respect to utility charges that relate to billing periods beginning before the Closing Date and ending after the Closing Date, the responsibility for such charges will be prorated between Buyer and Seller on the basis of the proportional number of days in the relevant billing period that Buyer and Seller owns the Assets.

                (b) RENT. With respect to rentals and any other amounts payable under the real property Leases included as part of the Assets that relate to lease periods beginning before and ending after the Closing Date, the responsibility for payment will be allocated between the parties on the basis of the proportional number of days that Buyer and Seller, respectively, used such leased property during the relevant lease period.

                  (c) TAXES. With respect to ad valorem property, real estate and similar taxes for the applicable tax year, the responsibility for payment will be prorated between the parties on the basis of the proportional number of days that Buyer or Seller owns the Assets in the relevant tax year.

                   2.3. LIABILITIES NOT BEING ASSUMED. Except as otherwise expressly provided in this Agreement, Buyer is not assuming any liabilities or obligations of Seller other than the Assumed Obligations (the liabilities and obligations of Seller not being assumed by Buyer as aforesaid are hereinafter collectively referred to as the "Excluded Obligations"). Seller shall take any and all actions which may be necessary to prevent any person, firm or governmental authority from having recourse against any of the Assets or against Buyer as transferee thereof or otherwise with respect to any Excluded Obligations and shall discharge or contest (to the extent such contest does not in any event permit such recourse) all Excluded Obligations when and as they become due and payable.

                                  ARTICLE III
                                    CLOSING
                                   ---------

                   3.1. CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at 10:00 a.m., at the offices of Roberts, Carroll, Feldstein & Peirce Incorporated, Ten Weybosset Street, Providence, Rhode Island, on June 23, 1995, or on such other date as shall be mutually satisfactory to the parties hereto (the "Closing Date").

                   3.2. INSTRUMENTS OF CONVEYANCE AND TRANSFER AND OTHER DELIVERIES AT CLOSING BY SELLER. At the Closing, Seller shall deliver to
Buyer:

                (a) a bill of sale included in the form of Bill of Sale, Assignment and Assumption Agreement attached hereto as Exhibit 3.2(a) (the "Bill of Sale, Assignment and Assumption Agreement"), transferring to Buyer the Assets to be acquired under the terms of this Agreement;

                (b) such other bills of sale, instruments of assignment (including separate forms of assignment for the licenses, patents and trademarks being assigned to Buyer) and other appropriate documents as may be reasonably requested by Buyer in order to effect the transfer of Assets as contemplated by this Agreement;

                (c) an opinion of counsel of Seller in the form attached hereto as Exhibit 3.2(c);

         (d)  an executed copy of the Escrow Agreement (as hereinafter defined);

         (e) an executed copy of the Sales Service Contract (as hereinafter defined);

         (f) an executed copy of the Data Processing Services Agreement (as hereinafter defined);

         (g) certified copies of resolutions adopted by Seller's Board of Directors, certified as of the Closing Date by the Secretary or Assistant Secretary of the Seller approving the execution and delivery of this Agreement and the performance by Seller of its obligations under this Agreement and incumbency certificates, including specimen signatures, for each officer of Seller executing this Agreement or any other agreement contemplated hereby;

         (h) a certificate signed by a duly authorized officer of Seller certifying to the accuracy of the representations and warranties of Seller contained in this Agreement, and in any Schedule or Exhibit attached hereto, as of the Closing Date;

         (i) all necessary consents or approvals of third parties, the absence of which would adversely affect Buyer's rights hereunder, to the transfer and assignment of the Assigned Contracts;

         (j) a good standing certificate of Seller, dated not more than ten business days prior to the Closing, from the appropriate authorities of the State of Delaware (including confirming that all taxes are current);

         (k) estoppel letters or agreements from the lessors of the Leases, certifying that such Leases are in full force and effect, to the absence of any events of default thereunder and to the condition of the leased premises or assets, consenting to the assignments or subleases of the Leases to the Buyer, and confirming any applicable rights of first refusal or options for the benefit of the Buyer (which shall be recorded in the applicable county or local real estate records for the real estate Leases if not already recorded), substantially in the form attached hereto as Exhibit 3.2(k);

        (l)  an executed copy of the PMI Agreement (as hereinafter defined); and

         (m) all other documents, certificates, instruments, or writings required to be delivered by Seller at the Closing pursuant to this Agreement or otherwise required in connection herewith.

                   3.3. INSTRUMENTS OF ASSUMPTION AND OTHER DELIVERIES AT CLOSING BY BUYER. At the Closing, Buyer shall deliver to Seller:

         (a) the Initial Payment of the Purchase Price (as such terms are defined in Sections 4.1 and 4.2 hereof);

         (b) an assumption agreement, in the form included in the Bill of Sale, Assignment and Assumption Agreement, pursuant to which Buyer shall assume the liabilities and obligations of Seller set forth in Sections 2.1 and 2.2 hereof;

         (c)  an opinion of counsel of Buyer in the form attached hereto as
         Exhibit 3.3(c);

         (d)  an executed copy of the Escrow Agreement;

         (e)  an executed copy of the Sales Service Contract;

         (f)  an executed copy of the Data Processing Services Agreement;

         (g) copies of resolutions adopted on behalf of the Buyer, certified as of the Closing Date by the Secretary or an Assistant Secretary of the Buyer, approving the execution and delivery of this Agreement and the performance by Buyer of its obligations under this Agreement and incumbency certificates, including specimen signatures, for each officers of Buyer executing this Agreement or any other agreement contemplated hereby;

         (h) a good standing certificate for the Buyer's general partner and a certificate of legal existence for the Buyer, dated not more than ten business days prior to the Closing, from the State of Rhode Island; and

         (i) all other documents, certificates, instruments, or writings required to be delivered by Buyer at the Closing pursuant to this Agreement or otherwise required in connection herewith.

                   3.4. RIGHT TO POSSESSION. Buyer's right to possession of the Assets shall commence at the close of business on the Closing Date, and Buyer shall take possession of the Assets at the places they are located on the Closing Date.

                                   ARTICLE IV
                                 PURCHASE PRICE

                   4.1. CONSIDERATION. The aggregate cash consideration to be paid by Buyer hereunder (the "Purchase Price") shall be $6,873,856 (the "Initial Payment"), subject to any adjustment as provided for in Section 4.4, and the assumption by Buyer of the Assumed Obligations and Buyer's share of the Shared Liabilities. The Initial Payment represents the sum of:

                 (i) $4,523,725, representing the value of the Inventory (other than Overstock Inventory) as of May 27, 1995 determined in accordance with the valuation methods described on Schedule 4.1 attached hereto; plus

                  (ii) $134,142, representing the estimated value of the Overstock Inventory (this amount, together with the value of the Inventory referred to in Section 4.1(i), shall be referred to as the "Initial Inventory Value"); plus

                  (iii) $20,103, representing the amount of the deposits and escrows included in the Prepaid Expenses and identified on
               Schedule 1.1(d); plus

                 (iv) $2,284,491, representing the value of the Sharon Division fixed assets, including Racks, as of May 27, 1995; minus

                  (v) $88,605, representing the value of the Assumed Obligations as of May 27, 1995 (the "Initial Assumed Obligations Value").

                   4.2. INITIAL PAYMENT. At the Closing, against delivery to Buyer of the appropriate instruments of transfer, conveyance and assignment with respect to the Assets, Buyer shall deliver the Initial Payment payable by certified or official bank checks or by wire transfers as follows: (i) $600,000 to the Escrow Agent (as hereinafter defined and provided); and (ii) the balance to the Seller.

                   4.3. DETERMINATION OF INITIAL PAYMENT. The amount of the Initial Payment shall be based on the Seller's internally generated, unaudited monthly financial statements as of May 27, 1995, prepared in a manner consistent with accounting methods used by Seller since January 1, 1992.

                   4.4. AUDIT. (a) As promptly as practicable following the Closing, but not later than 30 days thereafter, Seller shall prepare (i) a schedule of the Inventory (which shall include Overstock Inventory) valued in accordance with the accounting methods described on Schedule 4.1 as of the Closing Date (the "Inventory Schedule") and (ii) a schedule of the Assumed Obligations showing the net book value of the Assumed Obligations as of the Closing Date (the "Closing Assumed Obligations Schedule"). Within such 30-day period, Seller shall cause Arthur Andersen LLP ("Andersen") to conduct an audit as of the Closing Date of the Inventory Schedule, which audit shall be conducted in accordance with generally accepted auditing standards and on the basis of the accounting methods specified on Schedule 4.1. As soon as available and in any event within 30 days following the Closing Date, Seller shall prepare and submit to Buyer the audited Inventory Schedule, together with a summary supporting such schedule showing the components of the audited inventory and accompanying calculations in accordance with Schedule 4.1 (the "Audited Inventory Schedule") based on the Andersen audit, (ii) an audit report of Andersen with respect to the Audited Inventory Schedule in the form of
Exhibit 4.4(a) attached hereto, and (iii) the Closing Assumed Obligations Schedule.

                   (b) Upon delivery to Buyer of the Audited Inventory Schedule, Buyer shall have the right to cause Lefkowitz, Garfinkel, Champi & DeRienzo P.C. ("LGCD") to conduct a review of the Audited Inventory Schedule and the Closing Assumed Obligations Schedule on behalf of Buyer. Representatives of Buyer and LGCD shall have prompt and complete access to all Seller's and Andersen's personnel involved with the determination of the Initial Inventory Value, the Audited Inventory Schedule, the Closing Assumed Obligations Schedule and, subject to the execution of the form of indemnification letter attached hereto as Exhibit 4.4(b), work papers, journal entries and all Seller's, and to the extent requested by Buyer, subject to the execution of the form of indemnification letter attached hereto as Exhibit 4.4(b), Andersen's, books and records, and shall have the right to observe all physical inventories whenever taken in connection therewith. As promptly as practicable after Buyer's receipt of both the Audited Inventory Schedule and the Closing Assumed Obligations Schedule and completion of the review by LGCD, but in no event later than 30 days after Buyer's receipt of both the Audited Inventory Schedule and the Closing Assumed Obligations Schedule, Buyer shall give written notice (the "Buyer's Notice") to Seller stating either that Buyer accepts the amounts set forth in both the Audited Inventory Schedule (the "Closing Inventory Value") and the Closing Assumed Obligations Schedule ("Closing Assumed Obligations Value"), or describing in reasonable detail, including the nature and amount thereof, such adjustments (the "Proposed Adjustments") that Buyer proposes be made to the computation of such amounts. If Seller shall not have received Buyer's Notice within such 30-day period, Buyer shall be deemed to have accepted the amounts set forth in the Audited Inventory Schedule and the Closing Assumed Obligations Schedule.

                          (c)  If Buyer's Notice shall propose any Proposed
Adjustments to the Closing Inventory Value or the Closing Assumed Obligations Value, then Buyer and Seller shall negotiate in good faith to resolve such dispute, provided that if the parties have not resolved such dispute within 30 days following Seller's receipt of Buyer's Notice, then Buyer and Seller shall engage a mutually acceptable firm of independent public accountants to act as the arbitrator (the "Arbitrator") of such dispute. Any such arbitration shall be held in Providence, Rhode Island, and shall be limited to the unresolved Proposed Adjustments set forth in the Buyer's Notice. The parties shall cause the Arbitrator to act promptly to resolve such unresolved Proposed Adjustments, and its decision with respect thereto shall be final, binding and conclusive on both parties. Each party shall pay its own counsel, witness and other costs incurred by it in connection with any arbitration. The costs of the Arbitrator and the arbitration itself shall be shared equally by the parties.

                   4.5. SETTLEMENT. Within 10 days following Buyer's acceptance of the amount of the Closing Inventory Value and the Closing Assumed Obligations Value or within 10 days following the date of the resolution of all Proposed Adjustments set forth in Buyer's Notice pursuant thereto, whether by agreement of the parties or by the Arbitrator, either of the following adjustments shall be made:

         (a) In the event that the Closing Inventory Value minus the Closing Assumed Obligations Value (determined as set forth in Section 4.1 hereof) is greater than the Initial Inventory Value minus the Initial Assumed Obligations Value, Buyer shall deliver to Seller a certified check payable to Seller, equal to such difference, plus interest on such difference from the Closing Date to the date such difference is paid at the prime rate of interest as published in the Money Rates section of THE WALL STREET JOURNAL in effect on the date paid; or

         (b) In the event that the Closing Inventory Value minus the Closing Assumed Obligations Value (determined as set forth in Section 4.1 hereof) is less than the Initial Inventory Value minus the Initial Assumed Obligations Value, Seller shall deliver to Buyer a certified check payable to Buyer, equal to such difference, plus interest on such difference from the Closing Date to the date such difference is paid at the prime rate of interest as published in the Money Rates section of THE WALL STREET JOURNAL in effect on the date paid.

                   4.6. APPORTIONMENT OF CHARGES. All ad valorem taxes, rents, utility charges and other similar and usual expenses in respect of the Assets shall be apportioned between the parties as of the Closing Date in accordance with Section 2.2.

                   4.7. ALLOCATION OF PURCHASE PRICE. Buyer and Seller hereby agree that the Purchase Price shall be allocated among the Assets to be acquired hereunder in a manner consistent with Section 4.1 above and in accordance with the values as specified on Schedule 4.7 attached hereto and on the Audited Purchase Price Schedule, as adjusted by the parties hereto or the Arbitrator. All Assets not listed on the Audited Purchase Price Schedule have only a nominal value. For this purpose, the parties acknowledge that both parties operate similar businesses, and that Buyer has independent knowledge of the industry and expertise therein. Buyer and Seller hereby consent and agree not to take a position on any income tax return, before any government agency charged with the collection of any income tax or in any judicial proceeding that is in any way inconsistent with such allocation. Each of the parties shall make all appropriate tax and other filings on a basis consistent with such allocation. The parties shall exchange drafts of any information returns required by Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code") and all similar state statutes, ten days prior to filing any such return.

                                   ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF SELLER

                   Seller hereby represents and warrants to Buyer as follows:
                   5.1. ORGANIZATION; GOOD STANDING; QUALIFICATION AND POWER. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate the Assets and to carry on the Sharon Business as now being conducted. Seller has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Seller is duly qualified and in good standing to do business in all jurisdictions where the nature of the Sharon Business as now being conducted requires such qualification and good standing.

                   5.2. AUTHORITY. The execution, delivery and performance of this Agreement by Seller, and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly and validly executed by Seller and is a valid and binding obligation of Seller, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency, or other similar laws of general application relating to or affecting the enforcement of creditors' rights generally and general principles of equity.

                   5.3. NO VIOLATION. Neither the execution, delivery and performance of this Agreement by Seller, nor the compliance by Seller with any of the provisions hereof will (i) conflict with or result in a breach of any provision of the Restated Certificate of Incorporation or By-laws of Seller as they may be amended to date, (ii) except as set forth on Schedule 5.3, cause a default (or give rise to any right of termination, cancellation, or acceleration) under any of the terms, conditions or provisions of any note, bond, lease, mortgage, indenture, license or other instrument or agreement to which Seller is a party, or by which Seller or any of its properties or assets is or may be bound, which default, termination, cancellation or acceleration would have a material adverse effect on the Assets or the Sharon Business, or
(iii) violate any law, statute, rule or regulation or order, writ, judgment, injunction or decree applicable to Seller or any of the Assets. No consent or approval by, or any notification of or filing with, any public body or authority is required in connection with the execution, delivery and performance by Seller of this Agreement, or the consummation by Seller of the transactions contemplated hereby.

                   5.4. FINANCIAL STATEMENTS. Schedule 5.4 attached hereto contains true and complete copies of a Statement of Historical Contribution of the Sharon Division for 1991, 1992, 1993 and 1994 and the first quarter of 1995 and a Statement of Selected Assets of the Sharon Division as of December 31, 1994 and April 1, 1995 and Schedule 5.4 attached hereto lists all other financial statements or information (including monthly gross sales, net sales, and gross margins for 36 months and 1994 sales by state) provided by Seller to Buyer for the Sharon Business (collectively, the "Financial Statements"). Except as otherwise noted in the Financial Statements, the Financial Statements
(i) have been prepared from information contained in the books and records of Seller, (ii) present fairly, in all material respects, those items listed therein, (iii) with respect to Statement of Historical Contribution included in the Financial Statements, the dollar amounts of the accounts included in the Statement of Historical Contribution for the three years ended December 31, 1994 are in agreement with the dollar amounts of such accounts included in Seller's audited consolidated statements of income for the three years ended December 31, 1994, before eliminations, and (iv) with respect to the Statement of Selected Assets included in the Financial Statements, the dollar amounts of the accounts included in the Statement of Selected Assets as of December 31, 1994 are in agreement with the dollar amounts of such accounts included in Seller's audited consolidated balance sheet as of December 31, 1994. Seller has delivered to Buyer a copy of a letter from Andersen, in the form of Exhibit
5.4 attached hereto.

                   5.5. ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth on Schedule 5.5 attached hereto, neither the Sharon Business nor the Assets, at April 1, 1995, are subject to any liabilities or obligations of any nature (matured or unmatured, fixed or contingent) other than the Assumed Obligations and Buyer's share of the Shared Liabilities.

          5.6. ABSENCE OF CHANGES. Since April 1, 1995, except as set forth on Schedule 5.6 attached hereto, Seller has operated the Sharon Business in the ordinary course and there has not been:

         (a) any adverse change in Sharon's condition (financial or otherwise), assets, liabilities, earnings or business;

         (b) any damage, destruction or loss (whether or not covered by insurance) adversely affecting any of the Assets;

         (c) any increase in the compensation of any officer, employee, consultant or agent of Sharon (including, without limitation, any increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) other than in the ordinary course of business, or the entering into of any employment contract with any officer or employee of Sharon, or the making of any loan to, or engagement in any financial transaction with, any officers of the Sharon Business;

         (d) any forward purchase commitments with respect to the Sharon Business in excess of the requirements for normal operating inventories or at prices higher than market prices prevailing at the time the commitment was entered into;

         (e) any forward sales commitments with respect to the Sharon Business other than in the ordinary course of business consistent with past practices;

         (f) any change in the manner in which inventory of the Sharon Business is marketed or any increase in inventory levels of the Sharon Business in excess of levels reasonably required for the fulfillment of existing orders in accordance with the terms thereof, or any change in the manner in which the Sharon Business extends discounts or credit to customers or otherwise deals with its customers;

         (g) any write-down or write-up of the value of any inventory of the Sharon Business (other than write-downs in the ordinary course of business for scrap materials);

         (h) any obligation or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) incurred, or any transaction, contract or commitment entered into, by Seller for the Sharon Business, other than items incurred or entered into (as the case may be) in the ordinary course of business and consistent with the past practice of Seller for the Sharon Business;

         (i) any payment, discharge or satisfaction of any claim, encumbrance or liability by Seller for the Sharon Business other than in the ordinary course of business (whether absolute, accrued, contingent or otherwise and whether due or to become due) other than payment of loans secured by liens on any of the Assets;

         (j) any amendment or termination of any contract, license, lease, commitment or other agreement to which Seller, in behalf of the Sharon Business, is a party, except in the ordinary course of business and consistent with the past practice of Seller;

         (k) any labor trouble, problem or grievance or threatened labor trouble, problem or grievance involving the Sharon Business;

         (l) any license, sale, transfer, pledge, mortgage or other disposition of any Asset except in the ordinary course of business and consistent with the past practice of Seller for the Sharon Business;

         (m) any cancellation of any debts owed to, or claims of, or any amendment, termination or waiver of any rights of material value to the Sharon Business relating to the Assets;

         (n) any change in the accounting methods or practices followed by Seller for the Sharon Business or any change in depreciation or amortization policies or rates theretofore adopted;

         (o) any change in the customers or the personnel of Seller for the Sharon Business other than such routine changes which occur in the ordinary course of business and which are consistent with the past practice of Seller for the Sharon Business, which changes have not been, individually or in the aggregate, adverse to the Sharon Business;

         (p) any failure by the Seller to operate the Sharon Business in the ordinary course of business consistent with past practice, including, but not limited to, any failure by Seller to pay trade accounts payable when due; or

         (q) any agreement or understanding, whether in writing or otherwise, for Seller to take in behalf of the Sharon Business any of the actions specified above in items (a) through (p) above.

          5.7. Assets. Seller has good and marketable title to all of the Assets, free and clear of all mortgages, liens, pledges, charges, security interests, rights of way, options, rights of first refusal, conditions, restrictions, or encumbrances of any kind or character, whether or not relating to the extension of credit or the borrowing of money (collectively, "Encumbrances"), except for (a) the Encumbrances set forth on
Schedule 5.7 attached hereto, and (b) liens for real estate taxes and assessments, both general and special, not yet due and payable or which are being contested in good faith; (c) easements for electricity, water, gas, telephone lines, and other utilities serving only the real property and business conducted thereon; and (d) other liens, charges or encumbrances of record. Except as provided on Schedule 5.7, Seller has paid or will pay all applicable taxes owing with respect to the Assets (other than Buyer's share of the Shared Liabilities), and no party other than Seller has, or has made, any claim to ownership of the Racks. The Assets include all assets of Seller used in and indispensable to the Sharon Business except for the Excluded Assets.

         5.8. Real Property Leases. Schedule 5.8 attached hereto contains a list and brief description (including with respect to each real property Lease an accurate summary for the years 1992, 1993 and 1994 of expenses, including Rent, by location) of the terms of the real property Leases, true, complete and correct copies of which have been furnished to Buyer. Each such real property Lease is in full force and effect and constitutes a legal, valid and binding obligation of the Seller and, to the best of Seller's knowledge, the other parties thereto. All rents and additional rents due to date on each such real property Lease have been paid. In each case (except as may be otherwise set forth on Schedule 5.8), the Seller is in peaceable possession under such real property Lease and has a valid leasehold interest therein and is not in default thereunder and no waiver, indulgence or postponement of the lessee's obligations thereunder has been granted by the lessor, nor to Seller's knowledge does there exist any event, condition or occurrence which, with the giving of notice or the lapse of time, or both, would constitute such a default under any such real property Lease. Seller has not violated any of the terms or conditions under any such real property Lease in any respect which violation would give rise to the right of the other party thereto to terminate such real property Lease or sue for damages thereunder. All buildings, structures, appurtenances or real property leased by Seller under the real property Leases (the "Property") (i) are adequate and suitable for the uses for which intended by Seller, and (ii) afford adequate rights of ingress and egress for operation of the Sharon Business as presently conducted. To Seller's knowledge, no condemnation proceeding is pending or threatened which would preclude or impair the use of the Property by Seller for the uses for which intended by it. To the best of its knowledge, Seller's use of the Property conforms in all respects to applicable Federal, state, territorial, local, and foreign laws and regulations (including applicable environmental and occupation safety and health laws and regulations and zoning and building ordinances).

                   5.9. EQUIPMENT. All of the Equipment is in such operating condition and repair as is suitable for the uses for which intended by Seller in the ordinary course of the Sharon Business. Schedule 5.9 attached hereto accurately sets forth as of the date thereof the quantity and date of shipment of the Racks for each customer by location in summary form for the period commencing January 1, 1992 and ending June 15, 1995.

                   5.10. INVENTORY. The Inventory consists of a salable quality, and does not include any off-specification, rejected, damaged, or below standard quality item or items which do not meet current industry specifications; Schedule 5.10 accurately sets forth (i) Seller's sales by warehouse location for the years 1993 and 1994 and for the first quarter of 1995 and (ii) Seller's inventory value as of December 31, 1994 and March 31, 1995; and the data described on Schedule 5.10 (which is included in the perpetual inventory discs provided by Seller to Buyer) is true and correct.

                   5.11. PERSONAL PROPERTY LEASES. Schedule 5.11 attached hereto contains a list of all personal property Leases under which Seller, with respect to any of the Assets, is lessee of or holds or operates any items of machinery, equipment, motor vehicles, office furniture or fixtures owned by any third party, true, complete and correct copies (or, in the case of oral leases or agreements, descriptions) of which have been furnished to Buyer, and accurately sets forth a summary for the years 1992, 1993 and 1994 of the costs for such Leases (including maintenance agreements and contracts). Seller is the owner and holder of all of the leasehold estates purported to be granted by such personal property Leases, and each of such personal property Leases and agreements is in full force and effect and constitutes a legal, valid and binding obligation of the Seller and, to the best of the Seller's knowledge, the other parties thereto. There is not under any of such personal property Leases or agreements any existing default or event, condition or occurrence which, with the giving of notice or lapse of time, or both, would constitute a material default thereunder. Each of such items of machinery, equipment, motor vehicles, office furniture and fixtures covered by such personal property Leases or agreements is in such operating condition and repair as is suitable for the uses for which intended by Seller in the ordinary course of the Sharon Business.

                   5.12. AGREEMENTS. Schedule 5.12 attached hereto sets forth a true, complete and correct list and brief description (including a statement as to whether there is any requirement of consent of any party other than Seller to assignment) of all written or oral contracts, agreements and other instruments relating to the Sharon Business and not made in the ordinary course of business, to which Seller is a party, or made in the ordinary course of business and referred to in clauses (a) through (l) of the next sentence of this Section 5.12. Except as set forth on said Schedule 5.12, as to the Sharon Business the Seller is not a party to any written or oral, formal or informal,

                   (a) collective bargaining agreement or contract with or commitment to any labor union or any organization or association;

                   (b) continuing contract or purchase order for the future purchase of inventory, equipment, or services or any liability for returns and/or buybacks;

                   (c) contract in excess of $5,000 for the future sale of Inventory pursuant to customer's purchase order including any commitments to new merchandising or bin programs;

                   (d) contract or commitment for the employment of any officer, employee or consultant or any other type of contract or understanding with any officer, employee, sales representative or consultant;

                   (e) profit-sharing, bonus, stock option, stock purchase, savings and investment, pension, retirement, post employment, disability, hospitalization, insurance or similar plan or agreement, formal or informal, providing benefits to any current officer, employee or consultant or spouse or dependent of any of the foregoing;

                   (f) indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for the borrowing of money, for a letter of credit, for a line of credit or for any leasing transaction including operating leases or transactions of a type required to be capitalized in accordance with Statement of Financial Accounting Standards No. 13, issued by the Financial Accounting Standards Board;

                   (g) contract or commitment for capital expenditures in excess of $5,000 individually or in excess of $10,000 in the aggregate;

                   (h) agreement or arrangement for the sale of any assets, properties or rights requiring the consent of any party to the transfer and assignment of such assets, properties and rights, other than inventory in the ordinary course of business;

                   (i)  licenses, patents, trademarks or software agreements; or

                   (j) non-competition or similar agreement which restricts Seller from engaging in any aspect of the Sharon Business anywhere in the world.

                   5.13. LITIGATION. Except as set forth on Schedule 5.13 attached hereto, there are no (i) audits, inspections, actions, suits, claims, investigations or legal or administrative or arbitration proceedings pending or, to Seller's knowledge, threatened against Seller affecting the Assets or the Sharon Business, whether at law or in equity, whether civil or criminal in nature or whether before or by any Federal, state, municipal, or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, nor, to the best knowledge and belief of Seller, does any basis exist therefor, or (ii) judgments, decrees, injunctions or orders of any court, governmental department, commission, agency, instrumentality or arbitrator against Seller with respect to the Sharon Business or any of the Assets.

                   5.14. COMPLIANCE; GOVERNMENTAL AUTHORIZATION. (a) Seller has to the best of its knowledge complied with all Federal, state, territorial, local or foreign laws, ordinances, regulations or orders applicable to the Sharon Business or the Assets, including, by way of description, and not limitation, matters relating to the environment, anti-competitive practices, discrimination, employment, health and safety. Seller has to the best of its knowledge all Federal, state, territorial, local and foreign governmental licenses and permits necessary in the conduct of the Sharon Business as presently conducted, which licenses and permits are in full force and effect, and to Seller's knowledge, no violations are outstanding or uncured with respect to any such licenses or permits and no proceeding is pending or threatened to revoke or limit any of them.

                          (b)  Schedule 5.14(b) attached hereto lists (i) all
reports provided to Seller of inspections by public authorities of Seller's Sharon Business operations from January 1, 1992, through the date hereof under OSHA, U.S. EPA, and under all other applicable Federal (including the Fastener Quality Act as amended), state and local health and safety laws and regulations, and (ii) all reports of landlords, fire or insurance companies and workers compensation self-insurance group administrators and management companies relating to Seller's Sharon Business operations during such period, copies of all of which reports have been furnished to Buyer.

                   (c) As used in this Agreement, "hazardous substance" shall mean and include all hazardous or toxic substances, wastes or materials, any pollutants or contaminants (including, without limitation, asbestos and raw materials which include hazardous constituents), or any other similar substances, or materials which are included under or regulated by any local, state or Federal law, rule or regulation pertaining to environmental regulation, contamination, clean-up or disclosure, including, without limitation, the Clean Air Act, the Federal Water Pollution Control Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act of 1976, the Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Occupational Safety and Health Act, the Emergency Planning and Community Right-to-Know Act of 1986, and all comparable state laws, orders and regulations, as any of the foregoing has heretofore been amended (collectively, "Environmental Laws").

                          (d)  Except as disclosed on Schedule 5.14(b), Seller
has not, to the best of its knowledge, released or discharged, and has no knowledge of the presence, storage, disposition, release or discharge of, any hazardous substance on, under or about the Assets or the Property in violation of applicable Environmental Laws.

                   5.15. LABOR RELATIONS; EMPLOYEES. To the best of Seller's knowledge, Seller enjoys a satisfactory employer-employee relationship with its Sharon Business employees, taken as a whole. Seller is in compliance with all Federal, state, territorial, local and foreign laws and regulations respecting labor, employment and employment practices, terms and conditions of employment and wages and hours for its Sharon Business employees. There is no unfair labor practice complaint against Seller involving its Sharon Business employees pending before the National Labor Relations Board or any comparable state, local or foreign agency. There is no labor strike, dispute, slowdown, stoppage or organizational effort by the Sharon Business employees actually pending against the Seller or, to Seller's knowledge, threatened against the Seller; and no collective bargaining agreement presently covers any Sharon Business employees of the Seller, nor is any currently being negotiated by Seller.
Schedule 5.15 attached hereto lists all employees of Seller who do not work at its Solon, Ohio offices and are exclusively employed by Seller in the conduct of the Sharon Business, and each such employee's address, date of birth, sex, date of hire, current salary and all benefits (whether accrued or otherwise) and any changes in compensation during the past three years. Exhibit 5.15 attached hereto contains true and correct copies of Seller's employee manual and personnel policies applicable to the Sharon Business.

                   5.16. EMPLOYEE BENEFIT PLANS. Schedule 5.16 attached hereto lists all "employee pension benefit" plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all "employee welfare benefit" plans (as defined in Section 3(1) of ERISA) (individually, a "Plan" and, collectively, the "Plans") maintained by Seller for its Sharon Business employees. Each Plan has been maintained in all material respects in accordance with its terms and with applicable law.

                   5.17. CUSTOMERS AND SUPPLIERS. Schedule 5.17 attached hereto contains a true and complete list of the twenty-five (25) largest customers ranked as to dollar volume (other than the names and respective sales volume of individual customers, which information shall not be made available to Buyer until five business days prior to the Closing), of the Seller's Sharon Business during 1994 and the three (3) months ended on March 31, 1995, price schedules with discount assignment matrix, rebate/allowance schedule and sales by state as to each during such period. Schedule 5.17 attached hereto contains a true and complete list of the ten largest suppliers of the Sharon Business during 1994 and the three (3) months ended on March 31, 1995 with the amount of purchases from each during such period. The relationship of Seller with Sharon Business suppliers and customers is good, and Seller is not aware of any intention of any such supplier or customer to terminate or modify any of such relationships.

                   5.18. DISCLOSURE. Neither this Agreement (including the Schedules and Exhibits attached hereto) nor any other document, certificate or statement furnished to Buyer by or on behalf of Seller in connection with the transactions contemplated hereby contains any untrue statement of a material fact; except that this Section 5.18 representation shall not apply to any provisions of the Confidential Memorandum distributed by McDonald (as defined in Section 5.19) other than the historical (but not projected) financial information contained therein (including exhibits).

                   5.19. BROKERS. Neither Seller nor any of its officers, directors or employees have employed any broker or finder in connection with the transactions contemplated by this Agreement except for McDonald & Company Securities, Inc. ("McDonald"). Seller shall indemnify and hold Buyer harmless from any and all claims or losses relating to brokerage fees, commissions or finder's fees owed or claimed to be owed to any broker or finder engaged or claimed to be engaged by Seller (including McDonald).

                   5.20. TAX MATTERS. (a) Seller has filed within the time and in the manner prescribed by law all tax returns and reports required to be filed by it under the laws of the United States and each state or other jurisdiction in which it conducts the Sharon Business activities requiring the filing of tax returns or reports. Seller has paid or set up adequate reserves in respect of all taxes for the periods covered by such returns.

                   (b) There are no tax liens, whether imposed by the United States, any state, local or other taxing authority, outstanding against any of the Assets.

                   (c) All taxes and assessments that Seller is required to withhold or to collect have been duly withheld or collected and all withholdings and collections have either been duly and timely paid over to the appropriate governmental authorities except to the extent such failure to withhold, collect or pay would not have a material adverse effect on the Sharon Business, or are, together with the payments due or to become due in connection therewith, duly reflected on the Seller's financial statements in accordance with generally accepted accounting principles.

                   5.21. ASSIGNED CONTRACTS. Each of the Assigned Contracts constitutes a legal, valid, and binding obligation of Seller and of each other party thereto and is enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors rights generally and principles of equity generally. Seller has performed all the obligations required to be performed by it to date and is not in default or alleged to be in default in any respect under any such Assigned Contracts, and there exists no event, condition or occurrence which, after notice or lapse of time, or both, would constitute such default by it of any of the foregoing. Seller is not aware of any default by any other party to any such agreement, contract, sales order, purchase order or other commitment.

                   5.22. LENDER CONSENTS. Seller has obtained all lender consents in order for it to consummate the transactions contemplated by this Agreement and, subject to the satisfaction of the conditions to Seller's obligations herein contained, is otherwise ready, willing and able to consummate the transactions contemplated by this Agreement.

                   5.23. MISCELLANEOUS. Attached as Schedule 5.23 is a complete and accurate summary of all forms, artwork, mechanicals, merchandising aids, records and insurance policies material to and/or necessary for the conduct of the Sharon Business and also those of such items as are located other than at Seller's Milford, Massachusetts location.

                                   ARTICLE VI
                    REPRESENTATIONS AND WARRANTIES OF BUYER
                    ----------------------------------------
                   Buyer hereby represents and warrants to Seller as follows:

                   6.1. ORGANIZATION, GOOD STANDING AND POWER. Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Rhode Island and has all requisite power, authority and consents to enter into this Agreement, to perform the obligations hereunder and to consummate the transactions contemplated hereby. The general partner of the Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Rhode Island and is duly authorized to execute this Agreement on behalf of the Buyer.

                   6.2. AUTHORITY. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of the Buyer. This Agreement has been duly and validly executed and delivered by Buyer and is a valid and binding obligation of Buyer enforceable in accordance with its terms, except as limited by bankruptcy, insolvency, or other similar laws of general application relating to or affecting the enforcement of creditors' rights generally.

                   6.3. NO VIOLATION. Neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereof will (a) conflict with or result in a breach of any provision of the Buyer's partnership agreement, (b) cause a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any agreement, instrument or obligation to which Buyer is a party, or by which any of its properties or assets may be bound, in each case excluding the Assets as to which no representation or warranty is made by Buyer or (c) violate any statute, rule or regulation or judgment, order, writ, injunction or decree of any court, administrative agency or governmental body.

                   6.4. NO FINANCING CONDITION. Buyer has available to it financing sufficient in order for it to consummate the transactions contemplated by this Agreement and, subject to the satisfaction of the conditions to Buyer's obligations herein contained, is otherwise ready, willing and able to consummate the transactions contemplated by this Agreement.

                   6.5. BROKERS. Buyer shall indemnify and hold Seller harmless from any and all claims or losses relating to brokerage fees, commissions or finder's fees owed or claimed to be owed to any broker or finder engaged or claimed to be engaged by Buyer.

                   6.6. EMPLOYEES. Buyer intends to offer employment to most of Seller's employees listed on Schedule 5.15 at wages and benefits substantially comparable to those provided by Seller.

                   6.7. LITIGATION. There is no suit, action or litigation or administrative, arbitration or other proceeding or governmental investigation pending or threatened which might affect Buyer's obligation to acquire the Assets and to carry out the transactions contemplated by this Agreement.

                                  ARTICLE VII
                              COVENANTS OF SELLER
                              --------------------
                   Seller hereby covenants and agrees with Buyer as follows:

                   7.1. CONDUCT OF BUSINESS UNTIL CLOSING DATE. Except as permitted or required hereby or as Buyer may otherwise consent in writing, between the date hereof and the Closing Date, Seller shall:

        (a) operate the Sharon Business only in the usual, regular and ordinary manner as such business was conducted prior to April 1, 1995 and use its best efforts to preserve the Sharon Business relationships with customers, suppliers, and others having business dealings with Sharon;

        (b) maintain all of the Equipment in substantially the same condition as it now is (ordinary wear and tear excepted), and, in the event that any of such Equipment is materially damaged prior to the Closing Date and there is not adequate insurance coverage to repair or replace the same, Seller shall, at Buyer's option, restore such asset to its condition prior to such damage or pay or credit to Buyer the amounts required to so restore it, in which event Buyer shall assign to Seller or waive any rights to any insurance proceeds applicable to such damage;

        (c) maintain Sharon's books, records, accounts and insurance in the usual, regular and ordinary manner, on a basis consistent with prior periods;

        (d) perform all of Sharon's obligations (including the payment of tax liabilities) without material default;

        (e) promptly give Buyer written notice of any material damage to any of the Assets; and

        (f) not modify, change or terminate any of the Assigned Contracts except in the ordinary course of business.

                   7.2. ACCESS TO PROPERTIES AND RECORDS. Between the date hereof and the Closing Date, Seller shall give to Buyer and to its counsel, accountants, and other representatives reasonable access during normal business hours to its and, subject to the execution of the form of indemnification letter attached as Exhibit 4.4, Andersen's (as applicable) Sharon Business properties, personnel, books, tax returns, work papers, contracts, commitments and records and the right to make copies thereof. Seller shall furnish to Buyer and such representatives all such additional documents and financial and other information as Buyer or its representatives may from time to time reasonably request and permit Buyer and such representatives to examine all records and working papers of Seller and, subject to the execution of the form of indemnification letter attached as Exhibit 4.4, of Andersen (as applicable), relating to the preparation, review and audits of its financial statements and tax returns.

                   7.3. ADVISE OF CHANGES. Between the date hereof and the Closing Date, Seller shall advise Buyer promptly after the occurrence thereof is known to Seller, in writing, of any fact which, if known at the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement, and upon the giving of such notice the schedules hereto, to the extent applicable, shall be deemed to incorporate the information specified in such notice as if included therein on the date hereof.

                   7.4. CONDUCT. Except as permitted or required hereby or as Buyer may otherwise consent in writing, Seller shall not enter into any transaction, take any action, or fail to take any action, which would result in any of the representations and warranties of Seller contained in this Agreement or in any Schedule or Exhibit attached hereto not being true and correct in all material respects at and as of the time immediately after such transaction has been entered into or such event has occurred and on the Closing Date.

                   7.5. POST CLOSING FINANCIAL INFORMATION. Not later than when Seller delivers to Buyer the Audited Inventory Schedule as provided in
Section 4.4(a) above, Seller shall deliver to Buyer (in no less detail than provided in the comparable Financial Statements delivered pursuant to Section 5.4) (a) its Statement of Historical Contribution of the Sharon Division for the period from January 1, 1995 to the Closing Date and Statement of Selected Assets of the Sharon Division as of the Closing Date (including gross sales, net sales, and gross margins and sales by state for the period from January 1, 1995 to the Closing Date), which shall (i) be prepared by Seller from information contained in the books and records of Seller, (ii) present fairly, in all material respects, the items listed therein, and (iii) for the dollar amounts of the accounts included in the Statement of Historical Contribution and Statement of Selected Assets of the Sharon Division, be in agreement, in the case of the Statement of Historical Contribution with the dollar amounts of such accounts included in

AUDITPLSUM as of June 30, 1995, and in the case of the Statement of Selected Assets with the dollar amounts of such accounts included in AUDITBSPEN as of June 30, 1995, (b) its certificate in the form of Exhibit 7.5(b) attached hereto, and (c) a copy of a letter from Andersen in the form of Exhibit 7.5(c) attached hereto, with Footed Attachment I being said Statements of Contribution and Selected Assets.

                   7.6. LEASE REPAIRS. Promptly following the Closing Seller agrees to repair those items identified on Exhibit 7.6.

                                  ARTICLE VIII
                               COVENANTS OF BUYER

                   8.1. COOPERATION. Buyer shall use its best efforts to cause the transactions contemplated by this Agreement to be consummated, provided that Buyer shall not be required to incur any additional expense to obtain on behalf of Seller consents and authorizations of third parties or to make any filings with and give any notices to third parties which may be necessary or contemplated hereby on behalf of Seller.

                                   ARTICLE IX
                      CONDITIONS TO OBLIGATIONS OF SELLER

                   The obligations of Seller to perform this Agreement are subject to the satisfaction of the following conditions unless waived by Seller.

                   9.1. AUTHORIZATION. All action necessary to authorize the execution, delivery and performance of this Agreement by Buyer, and the consummation of the transaction hereby shall have been duly and validly taken by Buyer.

                   9.2. PAYMENT AND CLOSING DOCUMENTS. Seller shall have received the Initial Payment and the assumption agreement of Buyer included in the Bill of Sale, Assignment and Assumption Agreement.

                   9.3. ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer contained in this Agreement and in any Schedule or Exhibit hereto shall be true and accurate in all material respects on and as of the Closing Date, with the same force and effect as if made on the Closing Date, except as affected by transactions contemplated or permitted hereby, and except that any such representation or warranty made as of a specified date (other than the date of this Agreement) shall have been true and accurate in all material respects on and as of such date.

                   9.4. PERFORMANCE OF AGREEMENTS. Buyer shall have performed and complied in all material respects with all covenants, obligations and agreements to be performed and complied with by it on or before the Closing Date pursuant to this Agreement or any Schedule or Exhibit hereto.

                                   ARTICLE X
                       CONDITIONS TO OBLIGATIONS OF BUYER
                       ----------------------------------
                   The obligations of Buyer to perform its obligations under this Agreement are subject to the satisfaction of the following conditions unless waived by Buyer.

                   10.1. AUTHORIZATION. All corporate action necessary to authorize the execution, delivery and performance of this Agreement by Seller, and the consummation of the transactions hereby shall have been duly and validly taken by Seller, and Seller shall have full corporate power and right to sell the Assets as contemplated hereby.

                   10.2. CLOSING DOCUMENTS. Buyer shall have received the instruments of conveyance and transfer and other closing documents specified in
Section 3.2 hereof.

                   10.3. ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller contained in this Agreement and in any Schedule or Exhibit hereto shall be true and accurate in all material respects on and as of the Closing Date, with the same force and effect as if made on the Closing Date, except as affected by transactions contemplated or permitted hereby, and except that any such representation or warranty made as of a specified date (other than the date of this Agreement) shall have been true and accurate in all material respects on and as of such date.

                   10.4. PERFORMANCE OF AGREEMENTS. Seller shall have performed and complied in all material respects with all covenants, obligations and agreements to be performed and complied with by it on or before the Closing Date pursuant to this Agreement or any Schedule or Exhibit hereto.

                                   ARTICLE XI
                         OTHER COVENANTS AND AGREEMENTS
                         ------------------------------
                   11.1. SALES SERVICE CONTRACT. Subsequent to the Closing, the Seller shall provide and the Buyer shall pay for the services as provided in the contract attached hereto as Exhibit 11.1 (the "Sales Service Contract").

                   11.2. RETENTION OF, AND ACCESS TO, RECORDS. In connection with any matter relating to any period prior to, or any period ending on, the Closing Date, Buyer shall, upon reasonable notice by Seller, permit Seller and its representatives full access at all reasonable times to the books and records of Seller which shall have been transferred to Buyer pursuant to
Section 1.1(g) hereof. In connection with any matter relating to any period prior to, or any period ending on, the Closing Date, Seller shall, upon reasonable notice by Buyer, permit Buyer and its representatives full access at all reasonable times to the books and records retained by Seller pursuant to
Section 1.2(h) hereof. Neither party shall dispose of their retained Sharon Business books and records during the seven-year period beginning on the Closing Date without first notifying the other party and delivering to such other party any such records which are requested by such other party within 30 days after receipt of such notice.

                   11.3. COVENANT NOT TO COMPETE OR TO SOLICIT OR TERMINATE EMPLOYEES. (a) Seller covenants and agrees that it shall not for a period of three (3) years following the Closing Date, and shall ensure that any successor or affiliate (except that Product Merchandisers, Inc., a corporation wholly-owned by Seller ("PMI"), shall not be bound by or affected by this
Section 11.3 as to the designated territories as provided in the PMI Agreement as defined in Section 11.11 hereof) shall not for a period of three (3) years following the Closing Date, directly or indirectly, compete with Buyer in the distribution of fasteners in North America (including without limitation the United States, Mexico, Canada and Puerto Rico) or acquire any equity interest greater than 1% in any business or organization which, directly or indirectly, competes with Buyer in such business.

                   (b) Seller covenants and agrees that without the Buyer's prior written consent it shall not, and shall ensure that its successors and affiliates shall not: (i) hire any of the Sharon Business employees referenced on Schedule 5.15 for a period of one (1) year following termination of such employee's employment; or (ii) terminate the employment of any of its employees whose names appear on Schedule 11.3 for a period of ninety (90) days following the Closing Date.

                   (c) Buyer covenants and agrees that without Seller's prior written consent it shall not, and shall ensure that its successor and affiliates shall not, hire any of Seller's employees for a period of one year following termination of such employee's employment.

                   (d) The parties hereto agree that damages at law, including, but not limited to, monetary damages, will be an insufficient remedy to Buyer and Seller respectively in the event that the restrictive covenants of subparagraphs (a), (b) and (c) of this Section 11.3 are violated and that, in addition to any remedies or rights that may be available to Buyer and Seller respectively, all of which other remedies or rights shall be deemed to be cumulative, retained by Buyer and Seller respectively and not waived by the enforcement of any remedy available hereunder, including, but not limited to, the right to sue for monetary damages, Buyer and Seller shall also be entitled, upon application to a court of competent jurisdiction, to obtain injunctive relief, to enforce the provisions of this Section 11.3 as well as an equitable accounting of all profits or benefits arising out of any such violation, all of which shall constitute rights and remedies to which Buyer and Seller may be entitled.

                   11.4. ESCROW AGREEMENT. To secure Buyer's rights under this Agreement, on the Closing Date, Buyer, Seller, and Fleet National Bank or some other mutually acceptable escrow agent (the "Escrow Agent") shall enter into the Escrow Agreement (the "Escrow Agreement"), in the form attached hereto as Exhibit 11.4.

                   11.5. EMPLOYEES BENEFITS. Except for those obligations assumed by Buyer pursuant to Schedule 2.1(a) attached hereto, Seller shall be responsible for the payment of all salaries, related costs (such as for federal and state payroll taxes and workers compensation) and benefits (including, but not limited to, vacation, and holiday pay) of Seller's employees accrued through the Closing and shall retain all obligations and liabilities (i) under any medical, dental, long-term disability and life insurance plans covering Seller's employees for occurrences (whether or not reported) through the Closing, (ii) for workers compensation claims for its employees that are pending as of the Closing, and (iii) under the Worker Adjustment and Retraining Notification Act (29 USC 2101). With respect to employees of Seller hired by Buyer, such employees shall be immediately eligible for participation and benefits (without regard to pre-existing conditions, if any) under Buyer's health and medical benefit plans.

                   11.6. ACCOUNTS RECEIVABLE. All checks or other proceeds received by Buyer in payment of accounts receivable due the Seller arising from sales prior to the Closing shall be immediately turned over to the Seller in the form received. All checks or other proceeds received by Seller in payment of accounts receivable due the Buyer arising from sales subsequent to the Closing shall be immediately turned over to the Buyer in the form received.

                   11.7. FURTHER ASSURANCES. Seller, from time to time after the Closing, at Buyer's request, shall execute, acknowledge and deliver to Buyer such other instruments of conveyance and transfer and shall take such other actions and execute and deliver such other documents (including records), certifications and further assurances as Buyer may request in order to vest more effectively in Buyer or to put Buyer more fully in possession of, any of the Assets, or to better enable Buyer to complete, perform or discharge any of the Assumed Obligations or to carry on the former Sharon Business; provided, that, in no event shall Seller be obligated to incur any liability for the payment of or pay any money in connection with such efforts unless Buyer shall have previously agreed to reimburse Seller therefor.

                   11.8. BULK SALES LAW. Buyer hereby waives compliance by Seller with any applicable bulk sales or bulk transfer law and Seller hereby agrees that the provisions of Article XII shall apply to any losses, damages, costs, charges or expenses which Buyer may sustain as a consequence of Seller not complying with such bulk sales or bulk transfer laws.

                   11.9. PHOENIX FACILITY. Seller and Buyer will enter into the form of Sublease with respect to the Phoenix facility attached hereto as
Exhibit 11.9 (the "Phoenix Sublease").

                   11.10. DATA PROCESSING SERVICES. Seller and Buyer will enter into the form of Data Processing Services Agreement attached hereto as
Exhibit 11.10 (the "Data Processing Services Agreement").

                   11.11. PMI AGREEMENT. Buyer and PMI shall enter into the form of Order Solicitation Agreement attached hereto as Exhibit 11.11 (the "PMI Agreement").

                   11.12. MAKE RECORDS AVAILABLE. From and after the Closing Date, Buyer and Seller will make available to the other, from time to time as Buyer or Seller may reasonably request, copies of such of the books and records transferred to Buyer by Seller, in the case of requests by Seller, or the books and records of the Sharon Division retained by Seller, in the case of requests by Buyer, pursuant to this Agreement as may be reasonably required to enable Buyer or Seller, as the case may be to defend against or assert claims, and to handle tax and financial audits.

                                  ARTICLE XII
                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION
                  --------------------------------------------
                   12.1. SURVIVAL OF REPRESENTATIONS. All representations and warranties contained in this Agreement made by either party hereto, except for those contained in Sections 5.14(d) and 5.20, shall survive until the second anniversary of the Closing and shall terminate on such date; provided, however, that the representations and warranties of Seller relating to taxes contained in Section 5.20 hereof shall survive for the applicable statute of limitations period, and that indemnification pursuant to Section 12.2(a)(vi) hereof shall be for Damages claimed within six (6) months following the Closing.

                   12.2. INDEMNIFICATION. (a) Subject to the terms and conditions of this Article XII, Seller hereby agrees to indemnify, defend and hold harmless

Buyer from and against any and all liabilities, judgments, claims, settlements, losses, damages, fees, liens, penalties, obligations and expenses (including, without limitation, reasonable attorneys, accountants, and other professional fees and expenses) (collectively, "Damages"), to the extent in excess of $50,000 in the aggregate (the "Basket") (subject to (iii) below), actually incurred or suffered by Buyer, arising from, by reason of or in connection with:

         (i) any breach of any representation or warranty of Seller contained in this Agreement (including the Schedules and Exhibits attached hereto), or in any certificate, instrument or agreement delivered by Seller pursuant hereto or in connection with the transactions contemplated hereby;

         (ii) any failure by Seller to comply in all respects with any covenant or agreement contained in this Agreement;

         (iii) any liabilities or obligations of, or claims against, Seller or Buyer, relating to Seller's business (whether absolute, accrued, contingent or otherwise and whether a contractual, employee, tax or any other type of liability, obligation or claim, including without limitation, the pending OSHA claim (inspection no. 100975945) at the Milford, Massachusetts facility) which are not assumed by Buyer pursuant to this Agreement, which shall be dollar for dollar and not subject to the Basket;

         (iv) non-compliance with the provisions of the "bulk sales laws" of any jurisdiction which may be applicable to the transactions contemplated hereby;

         (v) failure to obtain any consent as required under the Assumed Contracts or Leases to the extent Buyer elects to close absent such consent; and

         (vi) credits granted by Buyer in favor of any customers for any defective inventory sold by Seller to such customers prior to the Closing Date.

                   Provided, however, that Seller shall not be liable for Damages hereunder in excess of the Purchase Price, except for environmental and products liability claims relating to the conduct of the Sharon Business by Seller prior to the Closing Date which shall not be subject to this limitation as to Damages.

         (b)  Subject to the terms and conditions of this Article
XII, Buyer hereby agrees to indemnify, defend and hold harmless Seller from and against any and all Damages actually incurred or suffered by Seller, arising from, by reason of or in connection with:

         (i) any material breach of any representation or warranty of Buyer contained in this Agreement (including the Schedules and Exhibits attached hereto), or in any certificate, instrument or agreement delivered by Buyer pursuant hereto or in connection with the transactions contemplated hereby;

         (ii) any failure by Buyer to comply in all material respects with any covenant or agreement contained in this Agreement;

         (iii) any failure of Buyer to pay, perform and discharge when due the Assumed Obligations and Buyer's share of the Shared Liabilities; and

         (iv) any liabilities or obligations of, or claims against, Seller or Buyer, relating to Buyer's business and arising by reason of acts or omissions of Buyer occurring after the Closing Date, which shall be dollar for dollar and not subject to the Basket.

                   12.3. CONDITIONS OF INDEMNIFICATION GENERALLY. The respective obligations and liabilities of Seller, on the one hand, and Buyer, on the other hand (the "indemnifying party"), to the other (the "party to be indemnified") under Section 12.2 hereof (including with respect to claims resulting from the assertion of liability by third parties) shall be subject to the following terms and conditions:

         (a) the amount of any Damages incurred by the party to be indemnified shall be reduced by the net amount the party to be indemnified recovers (after deducting all attorneys' fees, expenses and other costs of recovery) from any insurer or other party liable for such Damages, and the party to be indemnified shall use reasonable efforts to effect such recovery and shall promptly pay to the indemnifying party any insurance subsequently received by the party to be indemnified with respect to Damages already paid by the indemnifying party;

         (b) in connection with any such indemnification, the party to be indemnified will cooperate with all reasonable requests of the indemnifying party;

                   (c) no party to be indemnified shall seek indemnification under this Article XII until the date all unreimbursed claims under this Article XII (except as otherwise provided in Section 12.2(a)(iii) hereof) shall exceed the Basket, in which case the party to be indemnified shall be entitled to indemnity for the full amount of such unreimbursed claims;

                   (d) the indemnification and reimbursement obligations set forth in this Article XII shall expire on the second anniversary of the Closing as to any claim not asserted by such date, except as otherwise provided in Section 12.1 hereof, and except as to representations and warranties that survive longer pursuant to such
         Section 12.1 (with such indemnification and reimbursement obligations to expire when such representations and warranties terminate); and

                   (e) the party to be indemnified shall provide (except with respect to notice of claims resulting from the assertion of liability by third parties, which shall be subject to the terms and conditions of Section 12.4 hereof) prompt notice to the indemnifying party of any Damages for which indemnification may be provided under Section 12.2 hereof.

                   12.4. CONDITIONS OF INDEMNIFICATION FOR THIRD PARTY CLAIMS. The obligations and liabilities of any indemnifying party to the party to be indemnified under Section 12.2 hereof with respect to claims resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:

                   (a) within 20 days after receipt of notice of commencement of any action or the assertion in writing of any claim by a third party, the party to be indemnified shall give the indemnifying party written notice thereof together with a copy of such claim, process or other legal pleading; PROVIDED, HOWEVER, that the failure so to notify the indemnifying party shall not discharge the indemnifying party of its obligations hereunder except in the event such failure to notify adversely affects such indemnifying party; and

                   (b) the indemnifying party shall have the right to undertake the defense of such third party action by representatives of its own choosing, and shall have the right to compromise or settle the same; PROVIDED, HOWEVER, in the event that the indemnifying party, by the 30th day after receipt of notice of any such claim does not elect to defend against such claim, the party to be indemnified will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party, provided that the indemnifying party shall be given written notice at least 15 days prior to the effectiveness of any such proposed settlement or compromise, subject to the right of the indemnifying party to assume the defense of such claim at any time prior to settlement, compromise or final determination thereof.

                   (c) no party shall be entitled to indemnification hereunder to the extent that the party seeking such indemnification (i) had knowledge of the matter giving rise to the purported claim for indemnification prior to the Closing Date and (ii) failed to provide to the party from whom indemnification is being sought written notice of such matter prior to the Closing Date.

                                 ARTICLE XIII
                                 TERMINATION
                                 -----------

                   13.1. TERMINATION. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time on or prior to the Closing Date.

                   (a)  by the written mutual consent of Buyer and Seller;

                   (b)  by Buyer if any of the conditions set forth in
Article X of this Agreement have become incapable of fulfillment on or before the Closing Date;

                   (c)  by Seller if any of the conditions set forth in
Article IX of this Agreement have become incapable of fulfillment on or before the Closing Date; or

                   (d) by Sellers or by Buyer if any action, suit, or proceeding before any court or other governmental body or agency has been instituted to restrain, modify, or prohibit the transactions contemplated hereby, and either Sellers or Buyer deems it inadvisable for that reason to proceed with such transaction.

                   If this Agreement is terminated in a manner permitted by subsections (a)-(d) of this Section 13.1 (other than, in the case of (b) or (c), where the non-fulfillment of the terminating party's closing conditions results from the breach of this Agreement by Seller, in the case of (c), or by Buyer, in the case of (b)), and the transactions contemplated hereby are not consummated as described above, this Agreement will become void and of no further force and effect, and neither of the parties hereto will have any liability to the other party in respect of a termination of this Agreement.

                                 ARTICLE XIV
                              DISPUTE RESOLUTION
                              ------------------

                   14.1. ARBITRATION. Except for disputes in respect of the determination of the Closing Inventory Valuation, which disputes shall be resolved in accordance with the provisions of Section 4.4(c) hereof, if from time to time there is a dispute or disputes arising under, out of or in connection with the making, the performance or the execution of this Agreement or any agreements contemplated hereby or the performance of its or their respective terms, including the indemnification provisions included herein, and the aggregate dollar amount of such dispute or disputes is greater than $50,000, then such dispute(s) shall be submitted to the American Arbitration Association in Providence, Rhode Island for arbitration. Any such arbitration shall be conducted in accordance with the principles set forth in this Article XIV and the rules of the American Arbitration Association or such other principles as to which the parties may then mutually agree.

                   14.2. DEMAND FOR ARBITRATION. Upon written demand of either party, the parties shall meet and attempt to appoint a single arbitrator. If the parties are unable to agree on a arbitrator, or if one of the parties fails to meet within ten (10) days of a written demand being forwarded, then either party may apply to have the arbitrator appointed by the American Arbitration Association.

                   14.3. QUALIFICATIONS. The arbitrator selected to act hereunder shall be qualified by education or training to pass upon the particular question or questions in dispute. No arbitrator shall be an officer, director, employee, agent or consultant of either party or any of its respective affiliates.

                   14.4. DECISIONS FINAL. The decision of the arbitrator shall be in writing and signed by the arbitrator and shall be final and binding upon the parties as to any question or questions so submitted to arbitration and the parties shall be bound by such decision and perform the terms and conditions thereof. Any such decision shall be enforceable as a final judgment in any court of competent jurisdiction.

                   14.5. COMPENSATION OF ARBITRATOR. The compensation and expenses of the arbitrator (unless determined by the arbitrator to be payable by the non-prevailing party or in some other manner) shall be paid in equal proportions by Buyer and Seller. Furthermore, any out- of-pocket expenses incurred by either party to obtain the appointment of an arbitrator pursuant to
Section 14.2 hereof shall be shared equally by Buyer and Seller.

                   14.6. PERFORMANCE TO CONTINUE. All performance required by either party under this Agreement shall continue during arbitration proceedings.

                   14.7. AGREEMENT CONTROLLING. The arbitrator shall not amend, but shall only be authorized to interpret the provisions of, this Agreement. In all respects not provided for elsewhere in this Section 14, the rules of the American Arbitration Association shall govern any dispute hereunder submitted to arbitration. If there is a conflict between the provisions of this Agreement and such rules, the provisions of this Agreement shall prevail.

                                  ARTICLE XV
                                MISCELLANEOUS
                                -------------

                   15.1. EXPENSES; TRANSFER TAXES. All fees, costs and expenses incurred by the parties in connection with, relating to or arising out of the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, legal and accounting fees and expenses, shall be borne by the party incurring same. Any sales and use taxes and any registration, recording or transfer taxes which may be payable in connection with the transactions contemplated by this Agreement shall be borne by Seller. Buyer shall furnish Seller with all applicable sales tax exemption certificates. All costs incurred in obtaining consents or approvals of third parties to the transfer and assignment of the Leases and the Assigned Contracts, and all costs of complying with any conditions imposed by such third parties in order to obtain such consents or approvals, shall be borne by Seller.

                   15.2. PARTIES IN INTEREST. No party may assign any of its rights or obligations under this Agreement without the prior written consent of the other party. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors, heirs, legal representatives, and assigns of the parties hereto. This Agreement constitutes an agreement between the parties hereto and none of the agreements, covenants, representations or warranties contained herein shall be for the benefit of any third party not a party to this Agreement, except as expressly permitted herein.

                   15.3. ENTIRE AGREEMENT; AMENDMENTS. This Agreement (including the Schedules and Exhibits attached hereto), and the other writings referred to herein or delivered pursuant hereto contain the entire understanding of the parties with respect to its subject matter. This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof except for the agreement set forth on Exhibit 15.3 attached hereto. This Agreement may be amended only by a written instrument duly executed by the parties.

                   15.4. HEADINGS. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                   15.5. NOTICES. All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, by facsimile or mailed (by registered or certified mail, return receipt requested and postage prepaid) as follows:

                   If to Seller, to:

                   American Consumer Products, Inc.
                   31100 Solon Road
                   Solon, Ohio 44139
                   Attn: Stephan W. Cole
                   Fax No. (216) 248-8051

                   With a copy to:

                   Thompson, Hine and Flory
                   1100 National City Bank Building
                   Cleveland, Ohio 44114
                   Attn:  Richard E. Streeter, Esquire
                   Fax No. (216) 566-5583

                   If to Buyer, to:

                   Pawtucket Fasteners, Inc.
                   327 Pine Street
                   Pawtucket, RI 02862
                   Attn:  David M. Hirsch
                   Fax No. (401) 725-0817

                   With a copy to:

                   Roberts, Carroll, Feldstein & Peirce
                   Ten Weybosset Street
                   Providence, RI 02903
                   Attn:  Edward D. Feldstein, Esquire
                   Fax No. (401) 521-1328
or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such communication shall be deemed to have been given, in the case of personal delivery, on the date of delivery, and in the case of mailing or facsimile delivery, on the day on which the piece of mail containing such communication is received if such receipt in the case of a facsimile is prior to the close of business, i.e. 5:00 p.m. on a business day.

                   15.6. COUNTERPARTS. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

                   15.7. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Rhode Island.

                   15.8. WAIVERS. Any party to this Agreement may, by written notice to the other party, waive any provision of this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

                   15.9. NO DISCLOSURE OF AGREEMENT; PRESS RELEASES. Except as required by law or the rules and regulations of the Securities Exchange Commission or any securities exchange, neither Buyer nor Seller shall disclose the Purchase Price or other terms and conditions of this Agreement to anyone other than their employees, accountants, lenders and agents involved in the negotiation and preparation of this Agreement, without obtaining the prior written consent of the other parties to this Agreement. The parties shall mutually agree upon the language of any press releases issued in connection with the execution of this Agreement and shall consult with each other regarding the language and timing of issuance of any press release regarding the consummation of the transactions contemplated hereby.

                   15.10. DEFINITION OF KNOWLEDGE. When used in this Agreement, the phrase "to the best of Seller's knowledge" or similar language, means the actual knowledge of Stephan W. Cole, Richard F. Bern, Joel M. Falck, Cynthia L. Burmeister, and Diana Gilman, without giving effect to imputed knowledge.

                   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first above written.

WITNESS:                               SELLER:
                                       ------

                                 AMERICAN CONSUMER PRODUCTS, INC.


/s/Mark Alperin                     By:  /s/Stephan W. Cole
- -------------------------------        ---------------------------------
                                      Stephan W. Cole, President


                                    BUYER:
                                    -----

                                    PAWTUCKET FASTENERS, L.P.

                                    By PAWTUCKET FASTENERS, INC.,
                                     its General Partner


/s/Mark Alperin                     By:   /s/David M. Hirsch
- -------------------------------        ---------------------------------
                                      David M. Hirsch, President